Exhibit 99.1

Collectors Universe Announces Board Refreshment

Expands Board to Eight Members with Appointments of Kate W. Duchene, Vina M. Leite and Jon M. Sullivan

Addition of Three New Independent Directors Further Strengthens Board
and Enhances Independent Oversight and Diversity

NEWPORT BEACH, Calif., September 14, 2020 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced that its Board of Directors has implemented a significant refreshment through the appointment of three new, highly qualified independent directors. The new directors have been appointed effective immediately, expanding the Collectors Universe Board from five to eight members, seven of whom are independent. The new directors are:

●	Kate W. Duchene, Chief Executive Officer of RGP, a publicly traded global professional staffing and consulting firm with more than 4,000 employees and over 2,400 clients, that helps finance, supply chain, technology and audit executives solve pressing business problems across the realm of business transformation, risk & compliance and technology & digital innovation. Ms. Duchene is spearheading the firm’s development of a human cloud product to drive growth through enhanced speed, transparency and choice in an increasingly digital world. Additionally, Ms. Duchene brings strong public-company leadership and legal experience, as well as a deep understanding of how to effectively lead transformative change to deliver practical solutions and impactful results.

●	Vina M. Leite, Chief People Officer at The Trade Desk, a publicly traded technology company with an approximately $19.6 billion market cap that empowers digital ad buyers to purchase data-driven digital advertising campaigns. Ms. Leite brings significant experience in human resources strategy and operations in the technology sector. Ms. Leite’s deep understanding of human capital have proved invaluable through her work as an advisor to CEOs and senior executives on a variety of organizational issues.

●	Jon M. Sullivan, Executive Vice President and Chief Financial Officer of Behr Paint Company – a subsidiary of Masco Corporation, a publicly traded global leader in the design, manufacture and distribution of branded home improvement and building products with a market cap of approximately $15.3 billion. Mr. Sullivan is a seasoned financial executive with a proven track record of delivering market leading growth and financial performance, including helping drive record sales at Behr in fiscal 2019. He also has significant accounting and integration experience, having served as Controller of the Los Angeles Angels and Anaheim Ducks. Outside of work, Mr. Sullivan is a collector and holder of PCGS graded material and has a strong understanding of the coin market as well as PCGS’ primary and secondary competitors.

“I am excited to welcome Kate, Vina and Jon to the Collectors Universe Board,” said Joseph Orlando, President and Chief Executive Officer of Collectors Universe. “These new independent directors are outstanding additions to the Board and bring important diversity of gender, ethnicity, skillsets and backgrounds, as well as extensive experience in finance, operations, digital technology, brand building, IT strategies, international business and organizational management. The appointment of these directors reflects our commitment to strong corporate governance and our regular evaluation of the Board’s composition, with the goal of assembling the right mix of skills and expertise to propel our long-term strategy.”

“With today’s Board refreshment, Collectors Universe is even better positioned to capture the significant opportunities ahead for our stakeholders as we continue to successfully execute our plan to drive shareholder value creation,” Mr. Orlando continued. “Our strong financial performance in the fourth quarter, despite the challenging operating environment due to COVID-19, highlights the potential of our business and our strategy. We look forward to leveraging the diverse experiences and backgrounds and the fresh perspectives of our new directors to further enhance our business and execute on our strategic priorities.”

Retention of Investor Relations Firm

Collectors Universe also announced today that it has retained Shelton Group to provide investor relations support, reaffirming its commitment to acting in the best interest of all shareholders. Shelton Group is a strategic investor relations firm that, for over 25 years, has provided integrated communications strategies and customized programs to public and private companies.

About Kate W. Duchene

Kate Duchene serves as Chief Executive Officer and as a member of the Board of Directors of RGP. As CEO, she is responsible for increasing RGP’s revenue and operating income by focusing on its business strategy, capital structure and resource allocation, shareholder management, enterprise risk management and employee productivity and engagement. Ms. Duchene held several senior leadership roles at RGP prior to being named CEO, including Chief Legal Officer, Executive Vice President, Human Resources, and Secretary. Prior to RGP, she practiced employment litigation for ten years at O’Melveny & Myers LLP. She holds a Bachelor of Science in political science from Stanford University and a J.D. from New York University School of Law.

About Vina M. Leite

Vina Leite serves as Chief People Officer at The Trade Desk, where she leads all aspects of human resources in addition to working closely with the board chairman to strengthen its governance process. She previously served as Chief People Officer of Cylance Inc., and has held several other human resources roles in the technology sector, including as Chief Human Resources Officer at QLogic and as VP of Human Resources at EMC where she built out operations in Asia, and as Chief Human Resources Officer at UNICOM. She holds a Bachelor of Science in business management from Rhode Island College, a Master of Science in organizational management from Capella University and Professional HR Certification and HR Management from Roger Williams University.

About Jon M. Sullivan

Jon Sullivan serves as Executive Vice President and Chief Financial Officer of Behr Paint Company – the largest subsidiary of Masco Corporation, where he oversees a team of more than 230 employees managing financial operations, IT hardware and software infrastructure and raw material procurement. Mr. Sullivan has been with Behr Paint for the past 23 years, and has played an integral role in Behr’s significant growth during that time. Prior to his tenure at Behr Paint, Mr. Sullivan was the Controller for both the Los Angeles Angels and Anaheim Ducks, directing all aspects of finance and accounting for each respective team. Outside of work, Mr. Sullivan is a collector and holder of PCGS graded material and has a strong understanding of the coin market as well as PCGS’ primary and secondary competitors. He started his career as a Senior Audit Associate at Ernst & Young. Mr. Sullivan holds a Bachelor in Accounting from San Diego State University and a Master of Science in taxation from San Diego State University.

Additional Information and Where to Find It

Collectors Universe, Inc. (“Collectors Universe”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with Collectors Universe’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Collectors Universe plans to file a proxy statement (the “2020 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Kate W. Duchene, Deborah A. Farrington, Vina Leite, Joseph R. Martin, A.J. “Bert” Moyer, Joseph J. Orlando, Jon Sullivan and Bruce A. Stevens, all of whom are members of Collectors Universe’s board of directors, and Joseph J. Wallace, senior vice president and chief financial officer, are participants in Collectors Universe’s solicitation. Other than Mr. Wallace, none of such participants owns in excess of one percent of Collectors Universe’s common stock. Mr. Wallace owns approximately 1.1 percent of Collectors Universe’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Collectors Universe’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), which was filed with the SEC on October 24, 2019. To the extent that holdings of Collectors Universe’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2020 Proxy Statement with the SEC, Collectors Universe will mail the definitive 2020 Proxy Statement and a BLUE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT COLLECTORS UNIVERSE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Collectors Universe’s 2020 proxy statement (in both preliminary and definitive form), any amendments or supplements thereto and any other relevant documents filed by Collectors Universe with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of Collectors Universe’s definitive 2020 Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Collectors Universe with the SEC in connection with the Annual Meeting will also be available, free of charge, at Collectors Universe’s website (http://www.collectorsuniverse.com) or by writing to Investor Relations, Collector Universe, Inc., 1610 East Saint Andrew Place, Santa Ana, CA 92705. In addition, copies of these materials may be requested, free of charge, from Collectors Universe’s proxy solicitor by writing to MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018 or calling toll-free to (800) 322-2885.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company’s website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding Collectors Universe’s expectations, beliefs or views about its future performance, trends in its business and in its markets, and future opportunities, all of which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which its business and its markets are subject, Collectors Universe’s future financial performance may differ, possibly significantly, from expectations regarding its future financial performance that are expressed in, or that may be implied or inferred from the discussion of its operating results in this news release. Those risks and uncertainties, and their possible impact on Collectors Universe’s future financial performance, include, but are not limited to, the following: Collectors Universe’s continued dependence on its coins, and cards and autographs businesses, which historically have generated more than 90% of its total consolidated revenues and a substantial portion of its operating income, which make its operating results more vulnerable to conditions that could adversely affect those businesses, such as the volatility of precious metals prices that could adversely affect its coin revenues; the risk that the prolonged effects of COVID-19, and the business closures and travel restrictions that have been imposed in response to that outbreak, will adversely affect Collectors Universe’s revenues and operating performance, and could cause it to incur operating losses and declines in cash flows; the risk that it may become necessary for Collectors Universe to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of its control, such as the continued effects of COVID-19 and resulting adverse economic or market conditions, as well as its financial performance and the cash needs of its business in the future; the risk that domestic or international economic conditions may deteriorate as a result of events outside of Collectors Universe’s control, which could lead to reductions in the demand for its collectibles authentication and grading services and, consequently, in its revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for Collectors Universe’s services; the risks that claims under Collectors Universe’s coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves that it maintains for such claims will prove to be inadequate, which could cause its gross profit margin and operating results to decline or cause it to incur operating losses; the risk that Collectors Universe’s strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling it to improve profitability or may even cause it to incur significant losses; and the risks and added complexity of conducting business overseas.

Additional information regarding these risks and other risks and uncertainties to which its business is subject is contained in Item 1A, entitled “Risk Factors”, in Collectors Universe’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020, which it filed with the SEC on August 26, 2020. Readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, Collectors Universe’s financial results in the future may differ from those currently expected due to additional risks and uncertainties of which it is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to the aforementioned risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred, in this news release or in Collectors Universe’s Annual or Quarterly Reports filed with the SEC, which speak only as of their respective dates. Collectors Universe disclaims any obligation to update or revise any of the forward-looking statements contained in this news release or in its Annual or Quarterly Reports that it has filed with the SEC as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts

Shelton Group

Leanne K. Sievers

949-224-3874

sheltonir@sheltongroup.com

MacKenzie Partners, Inc.

Bob Marese

212-929-5405

bmarese@mackenziepartners.com